Galena Biopharma to Sell Zuplenz® (ondansetron) Oral Soluble Film, Completing Divestiture of Commercial Operations

Zuplenz to be Sold to Midatech Pharma Plc for a potential of $23.65 million net payable to Galena Biopharma

San Ramon, California, December 18, 2015- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced it has entered into an agreement for the sale of its Zuplenz® (ondansetron) Oral Soluble Film product to Midatech Pharma Plc in a deal valued at up to $29.75 million, with $3.75 million cash upfront and up to $26 million in additional cash upon the achievement of certain sales milestones. In connection with the transaction, Galena will pay MonoSol Rx $900,000 of the upfront fee and 20% of any future milestone payments from sales of Zuplenz. The transaction is expected to be completed on or prior to Thursday, December 24, 2015, subject to customary closing conditions.

“With the closing of this transaction, we will have successfully completed our previously announced, planned divestiture of both of our commercial assets, garnering $10.85 million in cash upfront with the potential for an additional $25 million in future sales milestones from the two compounds,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer of Galena Biopharma. “With the sale of Zuplenz, we are now fully focused on advancing our high value cancer immunotherapy clinical development pipeline, which is led by our Phase 3 product candidate, NeuVax™.”

Mizuho Securities is acting as exclusive advisor to Galena Biopharma on this transaction.

About Midatech Pharma, Plc

Midatech is an international specialty pharmaceutical company focused on oncology and other therapeutic areas with a commercial platform and three marketed products in the US. Midatech’s strategy is to develop products in-house in oncology and with partners in other indications, and to accelerate growth organically and through strategic acquisitions. The Company’s R&D activities are supported by two breakthrough drug delivery technologies. The Group, listed on AIM: MTPH and Nasdaq: MTP, employs c.100 staff in four countries. For further company information see: www.midatechpharma.com

About Zuplenz® (ondansetron) Oral Soluble Film

Zuplenz ® (ondansetron) Oral Soluble Film, is approved by the FDA in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved in pediatric patients treated with moderately emetogenic CINV. Nausea and vomiting are two of the most common side-effects experienced by post-surgery patients and patients receiving chemotherapy or radiation. Zuplenz utilizes MonoSol’s proprietary PharmFilm ® technology, an oral soluble film that dissolves on the tongue in less than 30 seconds, therefore eliminating the burden of swallowing pills during periods of emesis. The active pharmaceutical ingredient in Zuplenz, ondansetron, belongs to a class of medications called serotonin 5-HT3 receptor antagonists and works by blocking the action of serotonin, a natural substance that may cause nausea and vomiting. For more information and full prescribing information on Zuplenz, please visit www.Zuplenz.com.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent breast cancer recurrence after standard of care treatment in the adjuvant setting. It is the immunodominant peptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to specific HLA molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut-S immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading.

NeuVax is currently in an international, Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). PRESENT is targeting node positive HER2 IHC 1+/2+ patients (clinicaltrials.gov identifier: NCT01479244). Galena has two additional breast cancer studies ongoing with NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche): a Phase 2b trial in node positive and triple negative HER2 IHC 1+/2+ (clinicaltrials.gov identifier: NCT01570036); and, a Phase 2 trial in high risk, node positive or negative HER2 IHC 3+

patients (clinicaltrials.gov identifier: NCT02297698). Phase 2 clinical trials with NeuVax are also planned in patients with ductal carcinoma in situ (DCIS), and in patients with gastric cancer.

About Galena Biopharma, Inc.

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancer and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about expected and realized revenue from the sale of Zuplenz®, the divestiture of the commercial operations including our commercial products, the ability of the parties to consummate the proposed sale of Zuplenz®, if at all, satisfaction of the conditions precedent to the closing of the sale of Zuplenz®, the issuance and exclusivity of patents, the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials., as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc. All other trademarks are the property of their respective owners.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

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